UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2006
SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-09335 (Commission file number)	36-2545354 (I.R.S. employer identification no.)

1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (847) 827-9494
Not Applicable
(Former name or former address, if changed since last report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
          ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
          ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
          ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
          ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On January 12, 2006, Schawk, Inc. (the “Company”) disclosed preliminary earnings estimates for the three and twelve month periods ended December 31, 2005.
Although definitive financial results for the three and twelve months ended December 31, 2005 are not yet available, based on information available to date the Company expects that its reported net sales for the three months ended December 31, 2005 will be between $155.0 million and $160.0 million, an increase from $59.6 million for the three months ended December 31, 2004, and that its reported net sales for the year ended December 31, 2005 will be between $610.0 million and $615.0 million, an increase from $238.3 million for the year ended December 31, 2004. The expected increases are primarily due to the Company’s acquisition of Seven Worldwide, Inc. in January 2005 and the business of Winnetts from Weir Holdings, Inc. in December 2004. The Company also reaffirmed its previously announced guidance with respect to earnings per share for the full year of between $1.25 to $1.30 per fully diluted share, which estimate does not give effect to estimated acquisition integration expenses for the full year of between $0.13 to $0.14 per share. After giving effect to such expenses, the Company expects earnings per share to be in the range of $1.11 to $1.17 per fully diluted share. The Company believes that it will be substantially completed with its current restructuring efforts during the first quarter of 2006.
The foregoing estimates reflect the Company’s current expectations. However, in light of the size of its recent acquisitions and the fact that many of its operating units have only recently been integrated into the Company’s financial reporting system, and due to uncertainties regarding potential changes to the Company’s purchase price accounting allocations relating to these acquisitions, the Company cannot make assurances that its results of operations for the three months and year ended December 31, 2005 will fall within the above estimated ranges.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.
	By:	/s/James J. Patterson
Date: January 12, 2006		James J. Patterson
Senior Vice President and Chief Financial Officer